EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Second Quarter 2019 Results
•Quarterly net income attributable to the Partnership of $13.7 million; MLP distributable cash flow of $16.4 million
•Increased quarterly cash distribution by 2.9% sequentially, or 12% compared to the second quarter 2018 distribution, to $0.4579 per unit, the 18th consecutive quarterly increase in distributions
HOUSTON--(BUSINESS WIRE)-- Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported net income attributable to the Partnership of $13.7 million, or $0.39 per limited partner unit, for the three months ended June 30, 2019, an increase of $0.9 million compared to second quarter 2018 net income attributable to the Partnership of $12.8 million. The increase in net income attributable to the Partnership was primarily due to the Partnership's increased ownership interest in Westlake Chemical OpCo LP ("OpCo"), partially offset by lower margins on third party sales and one-time costs associated with the acquisition of an incremental interest in OpCo. Cash flows from operating activities in the second quarter of 2019 were $100.2 million, a decrease of $14.2 million compared to second quarter 2018 cash flows from operating activities of $114.4 million. This decrease was primarily attributable to lower margins on third party sales and an increase in working capital. For the three months ended June 30, 2019, MLP distributable cash flow of $16.4 million increased by $0.4 million from second quarter 2018 MLP distributable cash flow of $16.0 million. This increase was primarily due to the increased ownership interest in OpCo, partially offset by the timing of maintenance capital expenditures and one-time costs associated with the acquisition of incremental interest in OpCo.
Second quarter 2019 net income attributable to the Partnership of $13.7 million decreased by $1.3 million from first quarter 2019 net income attributable to the Partnership of $15.0 million, primarily due to one-time costs associated with the acquisition of incremental interest in OpCo and higher interest expense, partially offset by higher production at OpCo. Second quarter 2019 cash flows from operating activities of $100.2 million decreased by $13.3 million compared to first quarter 2019 cash flows from operating activities of $113.5 million, primarily due to an increase in working capital, partially offset by higher production volumes at OpCo. Second quarter 2019 MLP distributable cash flow of $16.4 million decreased by $1.2 million compared to first quarter 2019 MLP distributable cash flow of $17.6 million, primarily due to one-time costs associated with the acquisition of incremental interest in OpCo and higher interest expense, partially offset by higher production at OpCo.
Net income attributable to the Partnership of $28.7 million, or $0.85 per limited partner unit, for the six months ended June 30, 2019 increased by $3.6 million compared to the first six months of 2018 net income attributable to the Partnership of $25.1 million. The increase in net income attributable to the Partnership as compared to the prior-year period was due to the Partnership's increased ownership interest in OpCo and increased production at OpCo, partially offset by lower margins on third party sales, the timing of maintenance capital expenditures and expenses associated with the acquisition of incremental interest in OpCo. Cash flows from operating activities in the first six months of 2019 were $213.7 million, a decrease of $6.9 million compared to the first six months of 2018 cash flows from operating activities of $220.6 million. This decrease was due to lower margins on third party sales, partially offset by a decrease in working capital. For the six months ended June 30, 2019, MLP distributable cash flow of $34.0 million increased by $3.5 million compared to the first six months of 2018 MLP distributable cash flow of $30.5 million. The increase in MLP distributable cash flow as compared to the prior-year period was due to the Partnership's increased ownership in OpCo and higher production, partially offset by the timing of maintenance capital expenditures and one-time costs associated with the acquisition of an incremental interest in OpCo.

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On March 27, 2019, the Board of Directors of Westlake Chemical Partners GP LLC announced that it had agreed to acquire an additional 4.5% limited partner interest in OpCo on a fully diluted basis for approximately $201.4 million. The Partnership financed the acquisition with borrowings under its revolving credit facility and the proceeds of a private placement of 2,940,818 common units. The acquisition increased the Partnership's limited partner interest in OpCo to approximately 22.8% and represented the third purchase of additional interests in OpCo by the Partnership since the Partnership's initial public offering. The acquisition was effective January 1, 2019 and was immediately accretive to the Partnership's distributable cash flow.
On July 31, 2019, the Board of Directors of Westlake Chemical Partners GP LLC announced a quarterly distribution with respect to the second quarter of 2019 of $0.4579 per unit to be payable on August 26, 2019 to unitholders of record as of August 12, 2019. The second quarter 2019 distribution increased by 12% compared to the second quarter 2018 distribution and by 2.9% compared to the first quarter 2018 distribution. MLP distributable cash flow provided trailing twelve-month coverage of 1.07x the declared distributions for the second quarter of 2019.
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.
"Anchored by strong production volumes and with the acquisition of incremental interest in OpCo at the beginning of the year, we expect solid performance in the second half of the year," said Albert Chao, President and Chief Executive Officer. "This quarter we increased our distribution for the eighteenth consecutive quarter, delivering sustained value to our unitholders. We are continuing to evaluate all opportunities available to us, including growth through acquisition and margin expansion, as a means to further grow our cash flows and maintain a path of long-term distribution growth to our unitholders."
The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to performance in the second half of 2019 and the potential for future growth of cash flows and distributions, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions of Westlake Chemical Corporation; actions of third parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC in March 2019.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Use of Non-GAAP Financial Measures
The body of accounting principles generally accepted in the United States is commonly referred to as "GAAP." For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. The non-GAAP financial measures described in this Form 10-Q are not substitutes for the GAAP measures of earnings and cash flows. We use each of MLP distributable cash flow and EBITDA to analyze our performance. We define distributable cash flow as net income plus depreciation, amortization and disposition of property, plant and equipment, less contributions for turnaround reserves, maintenance capital expenditures and mark-to-market adjustment on derivative contracts. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures, and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. We believe that the presentation of MLP distributable cash flow and EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to MLP distributable cash flow are net income and net cash provided by operating activities. MLP distributable cash flow should not be considered as an alternative to GAAP net income or net cash provided by operating activities. MLP distributable cash flow has important limitations as an analytical tool because it excludes some but not all items that affect net income and net cash provided by operating activities. The GAAP measures most directly comparable to EBITDA are net income, income from operations and net cash provided by operating activities, but EBITDA should not be considered an alternative to such GAAP measures. EBITDA has important limitations as an analytical tool because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations in the jurisdictions we operate in. MLP distributable cash flow and EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.
Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Chemical Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns an 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.
Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' second quarter 2019 results will be held Tuesday, August 6, 2019 at 12:00 PM Eastern Time (11:00 AM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 219 92 32.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on August 13, 2019. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 219 92 32.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/puc8ymnz and the earnings release can be obtained via the Partnership web page at: http://investors.wlkpartners.com/CorporateProfile.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Chemical Corporation ("Westlake")	$230,047	$253,673	$487,087	$488,704
Net co-product, ethylene and other sales—third parties	40,015	48,302	82,061	97,543
Total net sales	270,062	301,975	569,148	586,247
Cost of sales	178,104	204,857	386,536	396,624
Gross profit	91,958	97,118	182,612	189,623
Selling, general and administrative expenses	7,639	7,375	14,612	14,508
Income from operations	84,319	89,743	168,000	175,115
Other income (expense)
Interest expense—Westlake	(5,125)	(5,547)	(11,025)	(10,413)
Other income, net	1,153	583	1,968	1,074
Income before income taxes	80,347	84,779	158,943	165,776
Income tax provision	237	303	437	586
Net income	80,110	84,476	158,506	165,190
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	66,377	71,719	129,818	140,138
Net income attributable to Westlake Partners	$13,733	$12,757	$28,688	$25,052

Net income per limited partners unit attributable to Westlake Partners (basic and diluted)
Common units	$0.39	$0.40	$0.85	$0.75

Distributions declared per unit	$0.4579	$0.4088	$0.9031	$0.8063

MLP distributable cash flow	$16,422	$15,966	$33,977	$30,476

Distributions declared
Limited partner units—publicly and privately held	$9,646	$7,406	$19,025	$14,607
Limited partner units—Westlake	6,467	5,773	12,754	11,386
Incentive distribution rights	—	—	—	733
Total distributions declared	$16,113	$13,179	$31,779	$26,726
EBITDA	$112,329	$117,912	$223,669	$231,473

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2019	December 31, 2018

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$17,473	$19,744
Receivable under the Investment Management Agreement—Westlake Chemical Corporation ("Westlake")	141,327	148,956
Accounts receivable, net—Westlake	38,995	57,280
Accounts receivable, net—third parties	20,435	16,404
Inventories	4,029	4,388
Prepaid expenses and other current assets	95	370
Total current assets	222,354	247,142
Property, plant and equipment, net	1,129,083	1,148,265
Other assets, net	59,467	66,718
Total assets	$1,410,904	$1,462,125

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$36,313	$48,772
Long-term debt payable to Westlake	399,674	477,608
Other liabilities	2,803	1,664
Total liabilities	438,790	528,044
Common unitholders—publicly and privately held	471,944	409,608
Common unitholder—Westlake	48,419	48,774
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	277,791	215,810
Noncontrolling interest in OpCo	694,323	718,271
Total equity	972,114	934,081
Total liabilities and equity	$1,410,904	$1,462,125

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WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2019	2018

	(In thousands of dollars)
Cash flows from operating activities
Net income	$158,506	$165,190
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,701	55,284
Other balance sheet changes	1,465	97
Net cash provided by operating activities	213,672	220,571
Cash flows from investing activities
Additions to property, plant and equipment	(25,582)	(16,620)
Maturities of investments with Westlake under the Investment Management Agreement	344,445	178,000
Investments with Westlake under the Investment Management Agreement	(336,445)	(185,000)
Other	46	251
Net cash used for investing activities	(17,536)	(23,369)
Cash flows from financing activities
Net proceeds from private placement of common units	62,916	—
Proceeds from debt payable to Westlake	123,511	3,648
Repayment of debt payable to Westlake	(201,445)	—
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(153,766)	(172,758)
Quarterly distributions to unitholders	(29,623)	(26,617)
Net cash used for financing activities	(198,407)	(195,727)
Net increase (decrease) in cash and cash equivalents	(2,271)	1,475
Cash and cash equivalents at beginning of period	19,744	27,008
Cash and cash equivalents at end of period	$17,473	$28,483

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2019	2018	2019	2018

	(In thousands of dollars)
Net cash provided by operating activities	$113,499	$100,173	$114,349	$213,672	$220,571
Changes in operating assets and liabilities and other	(35,103)	(20,063)	(29,873)	(55,166)	(55,381)
Net Income	78,396	80,110	84,476	158,506	165,190
Add:
Depreciation, amortization and disposition of property, plant and equipment	27,302	26,903	27,586	54,205	55,851
Mark-to-market adjustment loss (gain) on derivative contracts	(715)	516	—	(199)	—
Less:
Contribution to turnaround reserves	(3,848)	(3,889)	(4,204)	(7,737)	(8,352)
Maintenance capital expenditures	(11,320)	(11,725)	(5,825)	(23,045)	(13,804)
Incentive distribution rights	—	—	—	—	(733)
Distributable cash flow attributable to noncontrolling interest in OpCo	(72,260)	(75,493)	(86,067)	(147,753)	(167,676)
MLP distributable cash flow	$17,555	$16,422	$15,966	$33,977	$30,476

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME, INCOME FROM OPERATIONS AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2019	2018	2019	2018

	(In thousands of dollars)
Net cash provided by operating activities	$113,499	$100,173	$114,349	$213,672	$220,571
Changes in operating assets and liabilities and other	(35,103)	(20,063)	(29,873)	(55,166)	(55,381)
Net Income	78,396	80,110	84,476	158,506	165,190
Less:
Other income, net	815	1,153	583	1,968	1,074
Interest expense	(5,900)	(5,125)	(5,547)	(11,025)	(10,413)
Income tax provision	(200)	(237)	(303)	(437)	(586)
Income from operations	83,681	84,319	89,743	168,000	175,115
Add:
Depreciation and amortization	26,844	26,857	27,586	53,701	55,284
Other income, net	815	1,153	583	1,968	1,074
EBITDA	$111,340	$112,329	$117,912	$223,669	$231,473